Filed Pursuant to Rule 424(b)(3)
Registration No. 333-189043

Prospectus Supplement No. 3 to Prospectus
Gulf Coast Ultra Deep Royalty Trust
38,805,688 Royalty Trust Units
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This prospectus supplement relates to the delivery by the selling securityholder listed below of royalty trust units representing beneficial interests in Gulf Coast Ultra Deep Royalty Trust. You should read this prospectus supplement together with the prospectus dated June 5, 2013, as supplemented and amended by prospectus supplement no. 1 dated July 19, 2013 and prospectus supplement no. 2 dated August 14, 2013 (as supplemented and amended, the “Prospectus”), which is to be delivered with this prospectus supplement.
The information in the first paragraph of the cover page of the prospectus and under the heading “The Offering” on page 10 of the prospectus is supplemented, and to the extent inconsistent with, amended, by the following information:
As of October 15, 2013, the 8% preferred stock is the only outstanding convertible security that would be entitled to receive royalty trust units upon conversion.
The table below (1) sets forth additional and updated information with respect to the number of royalty trust units owned by the selling securityholder that may be offered under the Prospectus, and (2) supplements and, to the extent inconsistent with, amends the table appearing in the section entitled “Selling Securityholder” on page 46 of the Prospectus.
The following table sets forth certain information as of October 15, 2013 regarding the beneficial ownership of royalty trust units by the selling securityholder and the royalty trust units being offered by the selling securityholder. Information with respect to beneficial ownership is based upon information obtained from the selling securityholder. The selling securityholder identified below may have delivered all or a portion of the royalty trust units to be offered by it since the date on which it provided the information regarding its beneficial ownership of the royalty trust units in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Assuming all of the royalty trust units being registered are delivered to the holders of convertible securities, the selling securityholder will own the royalty trust units set forth in the following table after the completion of this offering.

	Royalty Trust Units Beneficially Owned Before Offering		Royalty Trust Units Being Offered	Royalty Trust Units Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Number	Percent (1)		Number	Percent (1)
Freeport-McMoRan Copper & Gold Inc. McMoRan Oil & Gas LLC 333 N. Central Avenue Phoenix, AZ 85004	62,291,758	27.1%	45,040	62,246,718	27.0%

(1)    Percentages are based on 230,172,696 royalty trust units outstanding as of October 15, 2013.
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Investing in royalty trust units involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is October 15, 2013.